Exhibit 10.1

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (“Agreement”) dated this 3rd day of June, 2016 between Choice Hotels International, Inc. (“Employer”), a Delaware corporation with principal offices at 1 Choice Hotels Circle, Rockville, Maryland 20850, and David White (“Employee”), sets forth the terms and conditions governing the employment relationship between Employee and Employer.

1. Employment. Employer will continue to employ Employee as its Senior Vice President, Chief Financial Officer & Treasurer through June 3, 2016 (the “Transition Date”). Thereafter through the Termination Date (as hereinafter defined), Employee shall remain an employee of Employer and certain subsidiaries in order to provide Employer transition assistance (the “Transition”), but not serve as Senior Vice President, Chief Financial Officer & Treasurer or otherwise as an officer of Employer or make any policy making decisions on behalf of Employer. During the Transition, Employee shall serve on a reduced work schedule; however, the parties anticipate that the level of services performed by Employee during the Transition will not permit such reduced work schedule to constitute a constructive “separation from service” as defined under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder, in particular Treas. Reg. Section 1.409A-1(h)(1)(ii) (collectively, “Section 409A”). As such, no benefits otherwise payable under any program maintained by the Employer which are subject to Section 409A and which are triggered by a “separation from service” will commence prior to the expiration of the Transition.

2. Duties. During the Transition, Employee agrees to perform such duties as may be assigned from time to time by Employer’s Chief Executive Officer and Employee shall be provided office space at Employer’s Rockville headquarters or such other location as Employer and Employee shall mutually agree upon.

3. Term; Termination of Employment.

(a) The term of this Agreement (the “Term”) shall begin on June 3, 2016 (the “Effective Date”) and shall terminate on September 21, 2016 (the “Termination Date”).

(b) Employee’s employment will terminate on the Termination Date and Employee will be deemed to have incurred a Separation from Service for purposes of Section 409A as of the Termination Date. Employee will return to Employer, no later than the close of business on the Termination Date, any Choice property, including original and copied computer hardware or software, credit cards, long distance telephone cards, and keys or passcards to Choice buildings. On the next regular payday following the Termination Date, Employer will pay Employee for earned but unpaid salary and all hours earned and unused vacation as of the Termination Date, less customary withholding for federal, state, and local taxes.

(c) The parties acknowledge that Employer’s termination of Employee’s employment will constitute a without cause “involuntary separation from service”, as described in Treas. Reg. Section 1.409A-1(n), and as such will trigger certain benefits to Employee under the Non-Competition, Non-Solicitation and Severance Benefit Agreement dated August 1, 2011 between Employer and Employee (as amended on March 25, 2013 and June 3, 2016).

4. Compensation. Through the Termination Date, Employee shall continue to receive the equivalent compensation that he was receiving on the Effective Date and shall continue to participate in all Employer employee benefit plans, employee welfare plans (including, but not limited to, medical, dental vision), life insurance, disability and all fringe benefits, including vacation, to the extent provided to other senior executive officers of the Employer; except that Employee shall not be entitled to any future equity grants.

5. Assignment. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. The obligations of Employee hereunder may not be assigned or delegated.

6. Termination. This Agreement and Employee’s employment may be terminated prior to the Termination Date:

(a) By Employer, after written notice to Employee, for Cause, which means a reasonable determination by the Board of Directors (i) of Employee’s gross negligence, willful misconduct or willful nonfeasance in the performance of duties to Employer, (ii) of Employee’s material breach of this Agreement, (iii) of Employee’s conviction following final disposition of any available appeal of a felony, or pleading guilty or no contest to a felony, or (iv) after an investigation in which Employee is accorded his right of due process that Employee has committed a material violation of Employer’s anti-harassment, anti-corruption, ethics or discrimination policies. Employee shall be entitled to fourteen (14) days advance written notice of termination, except in the case of clause (iii) or if the basis for termination constitutes willful misconduct on the part of Employee involving dishonesty or bad faith, in which case the termination shall be effective upon receipt of notice. Such written notice shall specify in reasonable detail the grounds for Cause and Employee shall have an opportunity to contest or cure such basis for termination during the fourteen (14) day period after receipt of written notice.

(b) By Employee upon written notice to Employer of his resignation.

7. Entire Agreement. This instrument contains the entire agreement of the parties. It may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement supersedes all previous agreements between the parties with respect to the matters contained herein. This Agreement shall be governed by the laws of the State of Maryland, and any disputes arising out of or relating to this Agreement shall be brought and heard in any court of competent jurisdiction in the State of Maryland. Each party agrees to enter into an amendment to this Agreement to the extent such amendment is reasonably required under Section 409 with the understanding that any such amendment shall not, to the extent possible, reduce or change in any way the economic terms set forth herein.

8. Severability. Any invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity of any other of its provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

Employer:
CHOICE HOTELS INTERNATIONAL, INC.

By:	/s/ Simone Wu
Simone Wu
Senior Vice President
Employee:

/s/ David White
David White